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                                                                   Exhibit 10.27

August 21, 2003



Ms. Melanie Haratunian
[address]

Dear Melanie:

On behalf of Akamai Technologies, Inc. ("Akamai"), I am pleased to confirm the offer I made to you for full-time employment with Akamai in the position of Vice President and General Counsel in our Cambridge office. You will report to me in this capacity starting on September 8, 2003. This offer is contingent upon the following: (1) completion of an employment application, which is enclosed with this letter; and (2) your consent to and the successful completion of a background investigation conducted pursuant to Akamai's standard procedures.

Your base salary will be $7,692.30 bi-weekly ($200,000.00 on an annualized basis).

As part of this employment offer, I will recommend to the Akamai Board of Directors that you be granted a stock option under the Akamai's 1998 Stock Incentive Plan ("the Plan") for the purchase of an aggregate of 100,000 shares of Akamai Common Stock at an option price equal to the fair market value of the Common Stock as determined by the Board on the date the Board of Directors approves your stock option ("the Grant Date"). Your stock options at Akamai will vest over four years, provided you remain employed by Akamai, all on a schedule beginning on the Grant Date. The first 25 percent of the options will vest on the first anniversary of the Grant Date. An additional 6.25% of the original number of shares will vest at the end of each successive full three-month period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date. Subject to Board approval, your option will be evidenced by a separate option agreement embodying these terms. You will also be eligible to receive such future stock option grants as the Board of Directors shall from time to time deem appropriate.

You will be eligible to participate in the Employee Stock Purchase Program. This plan allows you to contribute from 1% to 15% of your salary through regular payroll deductions. The Akamai plan provides for a two-year offering period that includes four six-month purchase periods. At the end of each six-month purchase period, the money that has been deducted will be used to purchase shares of Akamai common stock at 85% of the closing price of the Common Stock at the beginning of the offer period or end of the purchase period, whichever is lower.

You will be eligible to elect health insurance, dental insurance, life insurance, and short/long term disability coverage and other benefits that are and may become available generally to employees of Akamai. Coverage takes effect the first of the month following date of hire. You will also be eligible to contribute to the Akamai Technologies, Inc. 401(k) Plan immediately upon employment.
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You will be eligible for a maximum of three weeks of vacation per year. The number of vacation days for which you are eligible in each year shall accrue at the rate of 1.25 days per month that you are employed and working during such year. Akamai also observes eleven holidays each year. This year nine of the holidays are scheduled days, while two holidays are floating days.

Prior to the commencement of your employment, you will be required to execute a Non-Competition, Non-Solicitation, Proprietary and Confidential Information and Developments Agreement. Execution of this agreement is a condition of employment.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into this agreement or carrying out your responsibilities for Akamai as contemplated or which is in any way inconsistent with any of the terms hereof.

Akamai is an at will employer, which means that either you or Akamai may terminate the employment relationship at any time with or without notice and with or without cause. This letter is not to be construed as an agreement, either expressed or implied, to employ you for any stated term. No employee, officer or other representative of Akamai, other than the Chief Executive Officer, has any authority to enter into any agreement to the contrary.

In the event that Akamai terminates your employment for reasons other than cause or there is a Change in Control (as defined below) during the first year of your employment, you would be eligible for severance on the following terms, provided you sign a separation agreement acceptable to Akamai that includes, among other things, a full release, a one-year non-competition clause, a future cooperation clause and a non-disparagement clause:

         If the company terminates your employment during the first year of your employment for reasons other than cause, Akamai will pay you an amount equal to six months of your then-base salary. The company will make an additional one-time lump sum, taxable payment to you equal to six months worth of the company's current contribution to the medical and dental plan. You may use that money to cover the costs of medical and dental coverage under COBRA.

         If the company terminates your employment for any reason after the completion of your first year of employment, you will be treated under the Akamai policy then in effect for other senior executives who leave the company involuntarily.

In the event that there is a Change in Control, as that term is defined in the Plan, and within the first ninety (90) days the surviving entity fails to offer to employ you in a position with responsibilities that are commensurate (but not necessarily identical) with your responsibilities at Akamai, and as a result your employment terminates voluntarily or involuntarily, you will receive an amount equal to six months of your then-base salary. Whether you have been offered a position with commensurate responsibilities is to be determined without regard to the title or reporting relationship of the new position.
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This employment offer from Akamai is contingent upon your submitting an I-9
Employment Eligibility Verification Form acceptable to Akamai on your date of employment. YOU MUST BE PREPARED TO OFFER PROOF OF YOUR EMPLOYABILITY IN THE UNITED STATES IN ACCORDANCE WITH THE REQUIREMENTS LISTED ON THE I-9 FORM ON YOUR FIRST DAY OF EMPLOYMENT. YOU WILL NOT BE PLACED ON THE AKAMAI PAYROLL AS AN ACTIVE EMPLOYEE UNTIL YOU HAVE PROVIDED THIS DOCUMENTATION.

Please accept Akamai's offer of employment by signing the enclosed copy of this letter and the agreements attached and returning all documents to: ROSS MATTHEWS, AKAMAI TECHNOLOGIES, 8 CAMBRIDGE CENTER, 7TH FLOOR, CAMBRIDGE, MA, 02142.

We are looking forward to having you join us.

Sincerely,


/s/ Paul Sagan
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Paul Sagan
President